UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                             (Amendment No. 10)*

                             THE SEAGRAM COMPANY LTD.
    ----------------------------------------------------------------------
                                 (Name of Issuer)

                    common shares without nominal or par value
    ----------------------------------------------------------------------
                          (Title of Class of Securities)

                                   811850 10 6
   -----------------------------------------------------------------------
                                  (CUSIP Number)
                                  Sarah E. Cogan
                            Simpson Thacher & Bartlett
         425 Lexington Avenue, New York, New York 10017 (212) 455-3575
   -----------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                February 17, 1997
   -----------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

    Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               PAGE 1 of 75 PAGES

                                   SCHEDULE 13D


    CUSIP No. 811850 10 6                       Page   2   of   75  Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                       832,028
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                    10,739,616
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                        832,028
        WITH
                   10  SHARED DISPOSITIVE POWER
                                  62,794,960

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  74,125,892

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        19.9

     14   TYPE OF REPORTING PERSON*
                                          IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   3   of  75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          THE HON. CHARLES R. BRONFMAN, individually, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                   7   SOLE VOTING POWER
     NUMBER OF                    122,160,296
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                     10,739,616
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                       1,411,528
        WITH
                   10  SHARED DISPOSITIVE POWER
                                    4,114,520

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  132,899,912

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                          35.8

     14   TYPE OF REPORTING PERSON*
                                            IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   4   of  75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          PHYLLIS LAMBERT

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                   7   SOLE VOTING POWER
     NUMBER OF                   1,000,000
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                           0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                    1,000,000
        WITH
                   10  SHARED DISPOSITIVE POWER
                                         0

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  1,000,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0.3

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   5   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                     113,908
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                     240,000
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                      113,908
        WITH
                   10  SHARED DISPOSITIVE POWER
                                   240,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   353,908

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       0.1

     14   TYPE OF REPORTING PERSON*
                                        IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   6   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                      1,639,840
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                        240,000
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                       1,639,840
        WITH
                   10  SHARED DISPOSITIVE POWER
                                   62,795,237

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   64,435,077

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                         17.3

     14   TYPE OF REPORTING PERSON*
                                           IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   7   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          MATTHEW BRONFMAN, individually and as trustee under certain trusts for the benefit of descendants of the late
          Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                        240
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                          0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                         240
        WITH
                   10  SHARED DISPOSITIVE POWER
                               62,554,604

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               62,554,844

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                     16.9

     14   TYPE OF REPORTING PERSON*
                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   8   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          STEPHEN R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                   7   SOLE VOTING POWER
     NUMBER OF                       24,000
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                        24,000
        WITH
                   10  SHARED DISPOSITIVE POWER
                                 28,674,164

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 28,698,164

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        7.7

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   9   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ELLEN J. BRONFMAN HAUPTMAN, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                   7   SOLE VOTING POWER
     NUMBER OF                       24,000
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                        24,000
        WITH
                   10  SHARED DISPOSITIVE POWER
                                 49,620,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 49,644,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       13.4

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   10   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          HAROLD R. HANDLER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                   10  SHARED DISPOSITIVE POWER
                                 62,554,604

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 62,554,604

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       16.9

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   11   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                   10  SHARED DISPOSITIVE POWER
                                 62,554,604

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 62,554,604

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                        |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       16.9

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   12   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          JOHN L. WEINBERG, individually and as trustee under certain trusts for the benefit of descendants of the late
          Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                       12,000
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                        12,000
        WITH
                   10  SHARED DISPOSITIVE POWER
                                 62,554,604

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 62,566,604

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                       16.9

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   13  of  75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 28,674,164

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 28,674,164

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        7.7

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page  14  of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ROBERT S. VINEBERG, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|


      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                   7   SOLE VOTING POWER
     NUMBER OF                       53,200
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                        53,200
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 24,800,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 24,853,200

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        6.7

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   15   of  75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          GARY J. GARTNER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Canada

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                  4,700,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  4,700,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        1.3

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   16   of  75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                  4,700,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  4,700,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        1.3

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   17   of  75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          JEFFREY D. SCHEINE, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|


      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                  4,700,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  4,700,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        1.3

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   18   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Barbados

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 24,820,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 24,820,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        6.7

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   19   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          BARCLAYS FINANCE CORPORATION OF BARBADOS LIMITED, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Barbados

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 24,820,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 24,820,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        6.7

     14   TYPE OF REPORTING PERSON*
                                         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   20  of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ROYAL BANK OF CANADA (CARIBBEAN) CORPORATION, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Barbados

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                            0
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 24,820,000

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 24,820,000

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        6.7

     14   TYPE OF REPORTING PERSON*
                                         CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   21  of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          STANLEY N. BERGMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                   10,499,260
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 10,499,260

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 10,499,260

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        2.8

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                    Page   22   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          DR. GUIDO GOLDMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                   10,499,260
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 10,499,260

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 10,499,260

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        2.8

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                   SCHEDULE 13D


    CUSIP No.     811850 10 6                   Page   23   of   75   Pages

      1   NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          LEONARD M. NELSON, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.

      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  |x|
                                                                     (b)  |_|

      3   SEC USE ONLY


      4   SOURCE OF FUNDS*
                 00

      5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                           |_|

      6   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

                   7   SOLE VOTING POWER
     NUMBER OF                            0
       SHARES
    BENEFICIALLY   8   SHARED VOTING POWER
      OWNED BY                   10,499,260
        EACH
     REPORTING     9   SOLE DISPOSITIVE POWER
       PERSON                             0
        WITH
                  10   SHARED DISPOSITIVE POWER
                                 10,499,260

     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 10,499,260

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        2.8

     14   TYPE OF REPORTING PERSON*
                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
           INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
        (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                                        Page 24 of 75 Pages

                 Items 1-6 of the Statement on Schedule 13D, as amended (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the common shares without nominal or par value (the "Shares") of The Seagram Company Ltd., are hereby amended and restated in their entirety as set forth below.

    Item 1.      Security and Issuer.

                 The title of the class of equity securities to which this statement relates is:

                 common shares without nominal or par value

                 The name and address of the principal executive offices of the issuer of such securities are:

                 The Seagram Company Ltd.
                 1430 Peel Street
                 Montreal, Quebec
                 Canada  H3A 1S9

    Item 2.      Identity and Background.

     Name and                  Principal Business
     Business Address          or Occupation                Citizenship
     ----------------          -------------------          -----------

     EDGAR M. BRONFMAN         Chairman of the Board of     United States
     375 Park Avenue           The Seagram Company Ltd.
     New York, New York
     USA 10152

     THE HON. CHARLES R.       Co-Chairman of the Board     Canada
      BRONFMAN, P.C., C.C.     and Chairman of the
     1170 Peel Street          Executive Committee of
     8th Floor                 The Seagram Company Ltd.
     Montreal, Quebec
     Canada H3B 4P2

     PHYLLIS LAMBERT           Architect                    Canada
     1920 Baile Street
     Montreal, Quebec
     Canada H3H 2S6

     SAMUEL BRONFMAN II        President of Seagram         United States
     2600 Campus Drive         Chateau & Estate Wines
     Suite 160                 Company (a division of
     San Mateo, California     Joseph E. Seagram & Sons,
     USA 94403                 Inc.)

     EDGAR BRONFMAN, JR.       Chief Executive Officer      United States
     375 Park Avenue           and President of The
     New York, New York        Seagram Company Ltd.
     USA 10152

                                                        Page 25 of 75 Pages

     Name and                  Principal Business
     Business Address          or Occupation                Citizenship
     ----------------          -------------------          -----------

     MATTHEW BRONFMAN          Chief Executive Officer      United States
     30 West 26th Street       of Perfumes Isabell,
     2nd Floor                 L.L.C. (a perfume
     New York, New York        company)
     USA 10010

     STEPHEN R. BRONFMAN       Private Investor             Canada
     1170 Peel Street
     8th Floor
     Montreal, Quebec
     Canada H3B 4P2

     ELLEN J. BRONFMAN         Private Investor             Canada
     HAUPTMAN
     c/o Withers
     Solicitors
     12 Gough Square
     London, England EC4A
     3DE

     HAROLD R. HANDLER         Attorney whose               United States
     425 Lexington Avenue      professional corporation
     New York, New York        is a partner of Simpson
     USA 10017                 Thacher & Bartlett
                               (attorneys)

     MAYO A. SHATTUCK III      President and Chief          United States
     Alex. Brown & Sons        Operating Officer of
     Incorporated              Alex. Brown & Sons
     135 East Baltimore        Incorporated
     Street                    (investment bankers)
     Baltimore, Maryland
     USA 21202

     JOHN L. WEINBERG          Senior Chairman of           United States
     85 Broad Street           Goldman, Sachs & Co.
     New York, New York        (investment bankers)
     USA 10004

     ARNOLD M. LUDWICK         President and Chief          Canada
     1170 Peel Street          Executive Officer of
     8th Floor                 Claridge Inc. and Vice
     Montreal, Quebec          President of The Seagram
     Canada H3B 4P2            Company Ltd.

     ROBERT S. VINEBERG        Partner of Goodman           Canada
     1501 McGill College       Phillips & Vineberg
     Avenue                    (barristers and
     Montreal, Quebec          solicitors)
     Canada H3A 3N9

                                                          Page 26 of 75 Pages

     Name and                  Principal Business
     Business Address          or Occupation                Citizenship
     ----------------          -------------------          -----------

     GARY J. GARTNER           Resident Counsel of          Canada
     430 Park Avenue           Goodman Phillips &
     10th Floor                Vineberg (attorneys)
     New York, New York
     USA 10022

     STEVEN H. LEVIN           Resident Counsel of          United States
     430 Park Avenue           Goodman Phillips &
     10th Floor                Vineberg (attorneys)
     New York, New York
     USA 10022

     JEFFREY D. SCHEINE        Resident Counsel of          United States
     430 Park Avenue           Goodman Phillips &
     10th Floor                Vineberg (attorneys)
     New York, New York
     USA 10022

     TREVOR CARMICHAEL,        Barrister, Chancery          Barbados
     Q.C.                      Chambers (attorneys)
     Chancery Chambers,
     Chancery House
     High Street
     Bridgetown, Barbados

     BARCLAYS FINANCE          Financial Institution        Barbados
     CORPORATION OF
     BARBADOS LIMITED
     Broad Street
     Bridgetown, Barbados

     ROYAL BANK OF CANADA      Financial Institution        Barbados
     (CARIBBEAN)
     CORPORATION
     2nd Floor Building #2
     Chelston Park
     Collymore Rock
     St. Michael, Barbados

     STANLEY N. BERGMAN        Partner of Bergman,          United States
     157 Church Street         Horowitz & Reynolds, P.C.
     New Haven,                (attorneys)
     Connecticut
     USA 06510

     DR. GUIDO GOLDMAN         Director of German           United States
     First Spring              Studies at the Center for
     Corporation               European Studies at
     499 Park Avenue           Harvard University and
     New York, New York        Chairman of First Spring
     USA 10022                 Corporation (an
                               investment company)

                                                           Page 27 of 75 Pages


     Name and                  Principal Business
     Business Address          or Occupation                Citizenship
     ----------------          -------------------          -----------

     LEONARD M. NELSON         Shareholder of Bernstein,    United States
     100 Middle Street         Shur, Sawyer & Nelson,
     Portland, Maine           P.C. (attorneys)
     USA 04104

                 During the last five years, none of the foregoing: (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to such laws.

    Item 3.      Source and Amount of Funds or Other Consideration.

                 Not applicable.

    Item 4.      Purpose of Transaction.

                 The persons filing the Schedule 13D currently have no plans or proposals of the type which would be required to be disclosed pursuant to this Item 4.

    Item 5.      Interest in Securities of the Issuer.

                 Current Ownership. As of the date hereof, Bronfman Associates, a New York general partnership ("BA"), owns 61,068,088 Shares or approximately 16.5% of the outstanding Shares. Edgar M. Bronfman is the Managing Partner of BA and the other partners of BA are the Edgar Miles Bronfman Trust (the "EMBT"), which holds a 99% general partnership interest, and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman. The EMBT owns no Shares directly. Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Harold R. Handler, Mayo A. Shattuck III and John L. Weinberg are the trustees of the EMBT and of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns 1,486,516 Shares or approximately 0.40% of the outstanding Shares.

                 The Charles Bronfman Family Trust (the "CBFT"), the Charles Rosner Bronfman Family Trust (the "CRBFT"), The Charles Bronfman Trust (the "CBT") and The Charles R. Bronfman Trust (the "CRBT"), trusts for the benefit of Charles R. Bronfman and his descendants, directly own 24,820,000 Shares, 24,800,000 Shares, 2,350,000 Shares and 2,350,000
    Shares, or approximately 6.7%, 6.7%, 0.63% and 0.63% of the outstanding Shares, respectively. Ellen J. Bronfman Hauptman, Trevor Carmichael, Barclays Finance Corporation of Barbados Limited and Royal Bank of Canada

                                                           Page 28 of 75 Pages

    (Caribbean) Corporation are the trustees of the CBFT, Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT and Gary J. Gartner, Steven H. Levin and Jeffrey
    D. Scheine are the trustees of each of the CBT and the CRBT.

                 The Saidye Rosner Bronfman Ruby Trust, the Saidye Rosner Bronfman Topaz Trust and the Comet Trust (the "de Gunzburg Trusts"), trusts for the benefit of descendants of the late Minda de Gunzburg, own 5,536,348 Shares, 4,033,552 Shares and 613,032 Shares, or approximately 1.5%, 1.1% and 0.17% of the outstanding Shares, respectively. Stanley N. Bergman, Dr. Guido Goldman and Leonard M. Nelson are the trustees of the de Gunzburg Trusts.

                 Philotecton Canada Inc. ("Philotecton"), a corporation wholly owned by Phyllis Lambert, owns 828,000 Shares or approximately 0.22% of the outstanding Shares.

                 Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings.

                 The Claridge Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns 3,280,000 Shares or approximately 0.88% of the outstanding Shares. The Chastell Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns 594,164 Shares or approximately 0.16% of the outstanding Shares. The Samuel Bronfman Foundation, a charitable foundation the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns 240,000 Shares or approximately 0.06% of the outstanding Shares.

                 Edgar M. Bronfman owns directly 240 Shares, holds currently exercisable options to acquire 831,788 Shares and serves as an executor of an estate which owns 356 Shares; Charles R. Bronfman owns directly 1,002,760 Shares, holds currently exercisable options to acquire 408,768 Shares and serves as an executor of an estate which owns 356 Shares; Phyllis Lambert owns directly 172,000 Shares; Samuel Bronfman II owns directly 240 Shares and holds currently exercisable options to acquire 113,668 Shares; Edgar Bronfman, Jr. owns directly 240 Shares, holds currently exercisable options to acquire 1,639,600 Shares and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $24,540.86 as of December 31, 1996, owns indirectly approximately 633 Shares; Matthew Bronfman owns directly 240 Shares; Stephen R. Bronfman owns directly 24,000 Shares; Ellen J. Bronfman Hauptman owns directly 24,000 Shares; John L. Weinberg owns directly 12,000 Shares and Robert S. Vineberg owns indirectly 53,200 Shares. Except with respect to Shares held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the Shares stated to be owned directly, or indirectly in the case of Mr. Vineberg, by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,840 Shares, and the spouse of Charles R. Bronfman owns directly 12,000 Shares.

                                                           Page 29 of 75 Pages

                 The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Shares beneficially owned by each of the aforementioned trusts is shared by the respective trustees of such trusts, except that the authority of the trustees to vote and dispose of the Shares beneficially owned by the trusts is limited by the voting trust agreements and right of first refusal agreements described below.

                 Charles R. Bronfman is the voting trustee under a Voting Trust Agreement dated August 3, 1984, as amended, covering the 120,748,768 Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the CBFT, the CRBFT, the CBT, the CRBT, The Claridge Foundation and The Chastell Foundation, along with 700,000 shares owned by Charles R. Bronfman. See
    Item 6 - "Voting Trust Agreements" below.

                 Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Leonard M. Nelson and Dr. Guido Goldman are the voting trustees under a Voting Trust Agreement dated May 15, 1986 covering the 10,182,932 Shares owned by the de Gunzburg Trusts, and 316,328 Shares owned by Jean de Gunzburg. See Item 6 - "Voting Trust Agreements" below.

                 The Shares subject to the aforementioned voting trusts, along with Shares owned by Phyllis Lambert and Philotecton, are subject to certain right-of-first-refusal agreements. See Item 6 - "Right of First Refusal Agreements" below.

                 Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Shares, except for those Shares which are stated to be owned directly by such person or, in the case of Phyllis Lambert, owned by Philotecton, and except to the extent of such person's beneficial interest in a trust which owns such Shares.

                 Except to the extent expressly provided in agreements described in the Schedule 13D, the persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in the Schedule 13D, and (ii) that any group exists with respect to the Shares referred to in the Schedule 13D.

                 The number of Shares over which the trustees of the trusts described herein, Phyllis Lambert and Samuel Bronfman II exercise voting or dispositive power, either sole or shared, are set forth on the cover pages hereto. Percentages set forth on such cover pages and in this Item 5 are based on the 370,758,256 Shares outstanding as of January 31, 1997.

                 Recent Transactions. This amendment to the Schedule 13D is being filed to reflect the recent reorganization of certain family ownership interests. On December 30, 1996, the Charles Rosner Bronfman Trust distributed 700,000 Shares to Charles R. Bronfman, sold 875,000 Shares at $40.875 per Share to each of the CBT and the CRBT and distributed 2,950,000 Shares to the CBFT. On December 31, 1996, the CBFT distributed 2,950,000 Shares to Ellen J. Bronfman Hauptman. On January 7, 1997, Ellen J. Bronfman Hauptman donated 1,475,000 Shares to each of the CBT and the CRBT. On February 17, 1997, the Charles Rosner Bronfman Trust distributed 20,000 Shares to the CBFT and distributed 3,280,000 Shares to The Claridge Foundation. After giving effect to such transactions, the Charles Rosner Bronfman Trust no longer owns any Shares.
                                                           Page 30 of 75 Pages

    Item 6.      Contracts, Arrangements, Understandings or
                 Relationships with Respect to Securities of the Issuer

                 Voting Trust Agreements. The aforementioned trusts and certain related persons are parties to several agreements (the "Agreements") governing the voting and disposition of certain of their Shares, which Agreements have been previously filed as exhibits to the
    Schedule 13D or are filed herewith. Reference is made to such exhibits for the complete text of the Agreements, and the following description of the Agreements is qualified in its entirety by such reference. The following summaries utilize certain capitalized terms (not otherwise defined herein) which are defined in the respective Agreements.

                 Original Voting Trust - Charles R. Bronfman is the voting trustee (the "Voting Trustee") under the Voting Trust Agreement dated August 3, 1984, as amended (the "Original Voting Trust"), covering the 120,748,768 Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the CBFT, the CRBFT, the CBT, the CRBT, The Claridge Foundation and The Chastell Foundation, along with 700,000 Shares owned by Charles R. Bronfman.

                 The Original Voting Trust, which has a term of twenty years, provides that the Voting Trustee will pay to the registered holders of Voting Trust Certificates (which represent Shares so deposited) all cash dividends and other distributions received by the Voting Trustee with respect to the deposited Shares, other than distributions of additional Shares or other Voting Securities, which will be retained by the Voting Trustee. Additional Shares may be deposited with the Voting Trustee at any time. The Shares subject to the Original Voting Trust may not be sold, transferred, assigned or otherwise dealt with except as permitted by the Principal RFR Agreement or the Ancillary RFR Agreement, as the case may be, described below. Shares sold pursuant to the Principal RFR Agreement to a purchaser which is not a party to the Original Voting Trust may be released from the Original Voting Trust.

                 The Original Voting Trust also provides that each of the EMBT Group and CRBT Group (as described below) may appoint a single Voting Trustee, who must be a Canadian resident on the date of appointment, and may establish the term of office and mode of replacement for such Voting Trustee. In the event any Group (as described below) holds an aggregate of less than 16,000,000 Shares, the Voting Trustee nominated by that Group must resign and that Group will no longer be entitled to nominate a Voting Trustee until its aggregate holdings exceed 16,000,000 Shares. Each of the EMBT Group and CRBT Group has agreed that Charles R. Bronfman shall serve as the sole Voting Trustee under the Original Voting Trust.

                 The Voting Trustee has the right in his sole discretion to vote the deposited Shares with respect to any and all matters. The Original Voting Trust provides that the Voting Trustees, if more than one, are to act by unanimous decision in exercising the voting rights with respect to the deposited Shares. If the Voting Trustees cannot act unanimously, the Original Voting Trust provides for alternate means of voting the deposited Shares.

                                                           Page 31 of 75 Pages

                 Agreement Respecting Original Voting Trust - The members of the CRBT Group are party to an Agreement Respecting Voting Trust Agreement, dated as of December 17, 1992 (the "CRBT Group Agreement"), relating to the Original Voting Trust. The CRBT Group Agreement, which terminates on the fifth anniversary of the date of death of Charles R. Bronfman, acknowledges that the parties thereto are bound by the Original Voting Trust and that Charles R. Bronfman is the nominee of the Group to serve as Voting Trustee pursuant to the Original Voting Trust and provides for his replacement as the nominee of the CRBT Group in the event of his death, incapacity, resignation, or deemed resignation. The CRBT Group Agreement further provides that the parties thereto will be deemed to have entered into a new voting trust agreement containing specified provisions of the Original Voting Trust Agreement should the Original Voting Trust terminate while the CRBT Group Agreement is in effect.

                 New Voting Trust - Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Leonard M. Nelson and Dr. Guido Goldman are the voting trustees under a Voting Trust Agreement dated May 15, 1986 (the "New Voting Trust") covering the 10,182,932 Shares owned by the de Gunzburg Trusts, and 316,328 Shares owned by Jean de Gunzburg. The New Voting Trust contains terms which are substantially similar to those of the Original Voting Trust.

                 Right-of-First-Refusal Agreements. The Shares subject to the aforementioned voting trusts, along with 700,000 Shares owned by Charles R. Bronfman and the Shares owned by Phyllis Lambert and Philotecton, are subject to certain right-of-first-refusal agreements.

                 Principal RFR Agreement - Certain of the Shares subject to the aforementioned voting trusts, along with 700,000 Shares owned by Charles R. Bronfman and the Shares owned by Phyllis Lambert and Philotecton, are subject to a right-of-first-refusal agreement, dated August 3, 1984 (the "Principal RFR Agreement"), which places certain restrictions on the manner of dispositions by the parties thereto. The restrictions lapse after 20 years.

                  The Principal RFR Agreement provides, in general terms, that the holders of Shares subject thereto and their respective "Permitted Transferees" (which term generally includes the beneficiaries of the applicable trusts, the lineal descendants of such beneficiaries, and certain other related parties) constitute four "Groups" (the "EMBT Group", the "CRBT Group", the "AMBT Group" and the "PBBT Group") and that no Group may sell Shares which are subject to the Principal RFR Agreement (other than to persons who would be Permitted Transferees of that Group) without first permitting the other Groups an opportunity to purchase such Shares.

                 The Principal RFR Agreement provides that no member of a Group may sell Shares to a person other than a Permitted Transferee of such Group, without first offering such Shares to the other Groups. Each other Group has a period of 30 days in which to purchase its proportionate share of the offered Shares (based upon its holding of Shares) at a price equal to (i) the purchase price offered by a third party, if the sale to such party is not to be made on an exchange, or (ii) the average sale price of the Shares on The Montreal Exchange and The Toronto Stock

                                                           Page 32 of 75 Pages

    Exchange or, in certain cases, The New York Stock Exchange, during the four consecutive trading days preceding the Notice Receipt Date, if the Shares are to be sold on an exchange. If not all the Groups elect to purchase the offered Shares, the purchasing Groups may choose to purchase the Shares to which the non-purchasing Group was entitled, provided that, in the event of a private sale to a third party, the offering Group is not required to sell the offered Shares to such purchasing Groups unless all the offered Shares are so purchased.

                 The Principal RFR Agreement further provides that if the CRBT Group and the EMBT Group jointly offer to sell some or all of their Shares to a third party, they must first offer to sell such Shares to the AMBT Group and the PBBT Group and, in addition, must cause the offeror to make an offer to the AMBT Group and the PBBT Group to purchase all or a proportionate share (depending upon the circumstances) of the Shares owned by such Groups.

                 In addition, any Group may sell Shares to any other Group only after the other two Groups are permitted the opportunity to purchase their proportionate share of the offered Shares.

                 The Principal RFR Agreement also provides that purchases or sales of blocks of Shares (as defined in the Principal RFR Agreement) may not be made until after the other Groups have had an opportunity to participate in such purchase or sale, as the case may be, on a proportionate basis.

                 The Principal RFR Agreement may be amended by Groups collectively owning two-thirds of the Shares subject to the Agreement, subject to the veto right of any Group owning not less than 8,000,000 Shares. Any Group which registers opposition to a duly adopted amendment may thereafter withdraw its Shares from the Principal RFR Agreement.

                 CRBT Group RFR Agreement - Members of the CRBT Group are further subject to a right-of-first-refusal agreement, dated as of December 17, 1992 (the "CRBT Group RFR Agreement"), which, among other things, places certain restrictions on the manner of dispositions of Shares by the members of the CRBT Group, including by reaffirming that such dispositions be made in accordance with the Principal RFR Agreement. Generally, under the CRBT Group RFR Agreement members of the CRBT Group have rights of first refusal among themselves that are substantially similar to the rights of first refusal among the Groups under the Principal RFR Agreement. In addition, the prior approval of the trustees of the Charles Rosner Bronfman Trust is required for the transfer or other disposition of Shares by any member of the CRBT Group other than to a permitted transferee of such member and for the pledge or other encumbrance of Shares by any member of the CRBT Group.

                 Ancillary RFR Agreement - Members of the AMBT Group, EMBT and the Charles Rosner Bronfman Trust are subject to a right-of-first-refusal agreement, dated as of August 3, 1984 (the "Ancillary RFR Agreement"), which, among other things, places certain restrictions on the manner and volume of dispositions of certain Shares by the parties.

                                                           Page 33 of 75 Pages

                 The Ancillary RFR Agreement provides, in general terms, that members of the AMBT Group may not, at any time after November 10, 1984, sell Shares subject to the Ancillary RFR Agreement (other than to Permitted Transferees) without first offering such Shares to EMBT and the Charles Rosner Bronfman Trust. The EMBT and the Charles Rosner Bronfman Trust have a period of 30 days in which to purchase the offered Shares at a price equal to (i) the closing price of the Shares on the Toronto Stock Exchange on the Notice Date, if the sale is to be made on an exchange or
    (ii) the purchase price offered by a third party, if the sale is not to be made on an exchange. If neither EMBT nor the Charles Rosner Bronfman Trust exercise their rights of first refusal the offering member of the AMBT Group may sell such offered Shares within the 90-day period following the end of the aforementioned 30-day period.

                 The Ancillary RFR Agreement further provides that if EMBT and the Charles Rosner Bronfman Trust jointly offer to sell some or all of their Shares to a third party, they must first offer to sell such Shares to the AMBT Group. In addition, EMBT and the Charles Rosner Bronfman Trust may require the AMBT Group to sell all of its Shares (or a portion thereof if EMBT and the Charles Rosner Bronfman Trust intend to sell a majority but not all of their Shares) to a third party at the same price per Share and on the same terms and conditions as those set forth in the offer acceptable to EMBT and the Charles Rosner Bronfman Trust.

    Item 7.      Material to be Filed as Exhibits.

         A.      Powers of Attorney.

         B. Agreement Respecting Voting Trust Agreement, dated as of December 17, 1992.

         C.      Right of First Refusal Agreement, dated as of December 17,
                 1992.

         D.      Joint filing Agreement.

                                                           Page 34 of 75 Pages

    Signatures

                 After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


    DATED:  March 12, 1997


                                           EDGAR M. BRONFMAN, individually, as
                                           trustee under certain trusts for
                                           the benefit of descendants of the
                                           late Samuel Bronfman, as Managing
                                           Partner of Bronfman Associates, as
                                           trustee of a certain charitable
                                           foundation and as voting trustee
                                           under a certain voting trust
                                           agreement


                                           by:     /s/ Harold R. Handler
                                                   Harold R. Handler
                                                   Attorney-in-Fact (Pursuant
                                                   to  Powers of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)



                                           THE HON. CHARLES R. BRONFMAN,
                                           individually, as director or
                                           trustee of certain charitable
                                           foundations and as voting trustee
                                           under certain voting trust
                                           agreements


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)



                                                   PHYLLIS LAMBERT

                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                           Page 35 of 75 Pages

                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           SAMUEL BRONFMAN II, individually
                                           and as trustee of a certain
                                           charitable foundation

                                           by:     /s/ Harold R. Handler
                                                   Harold R. Handler
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           EDGAR BRONFMAN, JR., individually,
                                           as trustee under certain trusts for
                                           the benefit of descendants of the
                                           late Samuel Bronfman and as trustee
                                           of a certain charitable foundation


                                           by:     /s/ Harold R. Handler
                                                   Harold R. Handler
                                                   Attorney-in-Fact (Pursuant
                                                   to Powers of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           MATTHEW BRONFMAN, individually and
                                           as trustee under certain trusts for
                                           the benefit of descendants of the
                                           late Samuel Bronfman


                                           by:     /s/ Harold R. Handler
                                                   Harold R. Handler
                                                   Attorney-in-Fact (Pursuant
                                                   to Powers of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)
                                                           Page 36 of 75 Pages

                                           STEPHEN R. BRONFMAN, individually,
                                           as trustee under a certain trust
                                           for the benefit of descendants of
                                           the late Samuel Bronfman and as
                                           director of a certain charitable
                                           foundation

                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           ELLEN J. BRONFMAN HAUPTMAN,
                                           individually and as trustee under
                                           certain trusts for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           /s/ Harold R. Handler
                                           HAROLD R. HANDLER, as trustee under
                                           certain trusts for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           MAYO A. SHATTUCK III, as trustee
                                           under certain trusts for the
                                           benefit of descendants of the late
                                           Samuel Bronfman


                                           by:     /s/ Harold R. Handler
                                                   Harold R. Handler
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   filed herewith)
                                                           Page 37 of 75 Pages

                                           JOHN L. WEINBERG, individually and
                                           as trustee under certain trusts for
                                           the benefit of descendants of the
                                           late Samuel Bronfman


                                           by:     /s/ Harold R. Handler
                                                   Harold R. Handler
                                                   Attorney-in-Fact (Pursuant
                                                   to  Powers of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           ARNOLD M. LUDWICK, as trustee under
                                           a certain trust for the benefit of
                                           descendants of the late Samuel
                                           Bronfman and as a director of
                                           certain charitable foundations


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           ROBERT S. VINEBERG, as trustee
                                           under a certain trust for the
                                           benefit of descendants of the late
                                           Samuel Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   previously filed with the
                                                   Securities and Exchange
                                                   Commission)


                                           GARY J. GARTNER, as trustee under
                                           certain trusts for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   filed herewith)
                                                           Page 38 of 75 Pages

                                           STEVEN H. LEVIN, as trustee under
                                           certain trusts for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   filed herewith)



                                           JEFFREY D. SCHEINE as trustee under
                                           certain trusts for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   filed herewith)



                                           TREVOR CARMICHAEL, as trustee under
                                           a certain trust for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   filed herewith)


                                           BARCLAYS FINANCE CORPORATION OF
                                           BARBADOS LIMITED, as trustee under
                                           a certain trust for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   filed herewith)
                                                           Page 39 of 75 Pages

                                           ROYAL BANK OF CANADA (CARIBBEAN)
                                           CORPORATION, as trustee under a
                                           certain trust for the benefit of
                                           descendants of the late Samuel
                                           Bronfman


                                           by:     /s/ Michel Boucher
                                                   Michel Boucher
                                                   Attorney-in-Fact (Pursuant
                                                   to a Power of Attorney
                                                   filed herewith)



                                           /s/ Stanley N. Bergman

                                           STANLEY N. BERGMAN, as trustee
                                           under certain trusts for the
                                           benefit of descendants of the late
                                           Minda de Gunzburg and as voting
                                           trustee under a certain voting
                                           trust agreement



                                           /s/ Guido Goldman
                                           DR. GUIDO GOLDMAN, as trustee under
                                           certain trusts for the benefit of
                                           descendants of the late Minda de
                                           Gunzburg and as voting trustee
                                           under a certain voting trust
                                           agreement



                                           /s/ Leonard M. Nelson
                                           LEONARD M. NELSON, as trustee under
                                           certain trusts for the benefit of
                                           descendants of the late Minda de
                                           Gunzburg and as voting trustee
                                           under a certain voting trust
                                           agreement
                                                           Page 40 of 75 Pages

                                  EXHIBIT INDEX


                                                                  Sequentially
    Description of Exhibit                                        Numbered Page


    A.   Powers of Attorney                                                41

    B.   Agreement Respecting Voting Trust Agreement, dated as of
         December 17, 1992                                                 49

    C.   Right of First Refusal Agreement, dated as of December 17,
         1992                                                              55

    D.   Joint Filing Agreement                                            69

                                                          Page 41 of 75 Pages

                                   EXHIBIT A

                                                        Page 42 of 75 Pages


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, individually, as a trustee of the Edgar Miles Bronfman Trust, and in any other capacity, hereby constitutes and appoints EDGAR M. BRONFMAN, EDGAR BRONFMAN, JR., MATTHEW BRONFMAN, HAROLD R. HANDLER and JOHN L. WEINBERG and each of them severally, as his true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or
Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF the undersigned has subscribed these presents as of the 30th day of June, 1996.




                                    /s/ Mayo A. Shattuck III

                                                        Page 43 of 75 Pages


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in the undersigned's capacity as a trustee of the Charles R. Bronfman Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF the undersigned has subscribed these presents as of December 30, 1996.





                                    /s/ Gary J. Gartner

                                                        Page 44 of 75 Pages


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in the undersigned's capacity as a trustee of the Charles R. Bronfman Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF the undersigned has subscribed these presents as of December 30, 1996.





                                    /s/ Steven H. Levin

                                                        Page 45 of 75 Pages


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in the undersigned's capacity as a trustee of the Charles Bronfman Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF the undersigned has subscribed these presents as of December 30, 1996.





                                    /s/ Jeffrey D. Scheine

                                                        Page 46 of 75 Pages


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in its capacity as a trustee of the Charles Bronfman Family Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF the undersigned has subscribed these presents as of December 18, 1996.





                                    /s/ Dr. Trevor Carmichael, Q.C.

                                                        Page 47 of 75 Pages


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in its capacity as a trustee of the Charles Bronfman Family Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF the undersigned has subscribed these presents as of December 19, 1996.





                            /s/ Barclays Finance Corporation of
                                Barbados Limited

                                                        Page 48 of 75 Pages


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in its capacity as a trustee of the Charles Bronfman Family Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF the undersigned has subscribed these presents as of December 18, 1996.





                                    /s/ Royal Bank of Canada
                                        (Caribbean) Corporation
                                                        Page 49 of 75 Pages

                                   EXHIBIT B

                                                        Page 50 of 75 Pages

                  AGREEMENT RESPECTING VOTING TRUST AGREEMENT


          MEMORANDUM OF AGREEMENT entered into as of the 17th day of December, 1992.

BY AND BETWEEN:  CHARLES R. BRONFMAN, STEPHEN ROSNER BRONFMAN, SENATOR E. LEO
                 KOLBER, PHYLLIS LAMBERT, SAMUEL MINZBERG, and ROBERT VINEBERG, es qualite, as trustees of the trust established by Deed of Donation dated May 1, 1942 by Samuel Bronfman to Allan Bronfman, Lazarus Phillips, K.C., and Henry Gordon Norman in favour of Charles Rosner Bronfman and his issue;

                 (herein referred to as the "CRBT")

AND:             STEPHEN ROSNER BRONFMAN, ELLEN JANE BRONFMAN, ARNOLD M.
                 LUDWICK and ROBERT S. VINEBERG, es qualite, as trustees of the trust established by Deed of Donation by Stephen Rosner Bronfman to the said Stephen Rosner Bronfman, Ellen Jane Bronfman, Arnold M. Ludwick and Robert S. Vineberg, which deed was executed before Mtre Sheldon Merling, Notary, on February 8, 1988 and registered at Montreal on February 10, 1988 under number 3983977;

                 (herein referred to as the "CRBFT")

AND: GARY GARTNER, LAWRENCE GILBERTI and STEVEN LEVIN, es qualite, as trustees of the trust established by Deed of Donation by Ellen Jane Bronfman to the said Ellen Jane Bronfman, Stephen Rosner Bronfman, Arnold M. Ludwick and Robert S. Vineberg, which deed was executed before Earl Merling, Notary, on June 28, 1988 and registered at the Registry Office for the Registration Division of Montreal under number 4046329;

                (herein referred to as the "CBFT")

AND: CHARLES ROSNER BRONFMAN, Executive, of the City of Westmount, Province of Quebec

                (herein referred to as "CRB")

AND:            ELLEN JANE BRONFMAN, Executive, of the City of New York,
                State of New York

                (herein referred to as "EJB")

AND: STEPHEN ROSNER BRONFMAN, Executive, of the City of Montreal, Province of Quebec

                (herein referred to as "SRB")

                 WHEREAS the CRBT and CRB were among the parties to that certain Voting Trust Agreement entered into on August 3, 1984 among the Edgar Miles Bronfman Trust, the CRBT, the Aileen Minda Bronfman Trust, CRB, Bancroft Investments Limited, M.A.B. Holdings Limited, the Honourable E. Leo Kolber and Philip F. Vineberg, which Voting Trust Agreement governs the

                                                        Page 51 of 75 Pages

manner in which the common shares of The Seagram Company Ltd. owned by the parties thereto shall be voted and is herein referred to as the "Voting Trust Agreement";

                 WHEREAS pursuant to an agreement dated December 30, 1991, the CRBT transferred to the CBFT its beneficial interest in six million two hundred thousand (6,200,000) Seagram Shares, which Seagram Shares have subsequently been divided on a four for one basis;

                 WHEREAS the CBFT is a Permitted Transferee of the CRBT and contemporaneously with the transfer by the CRBT to the CBFT of the beneficial interest in six million two hundred thousand (6,200,000) Seagram Shares, the CBFT entered into an agreement pursuant to which the CBFT undertook to be bound by the provisions of the Voting Trust Agreement as if it had been an original signatory thereto;

                 WHEREAS the CRBT proposes to transfer an additional number of Seagram Shares to the CRBFT;

                 WHEREAS the parties hereto wish to recognize their rights and obligations pursuant to the Voting Trust Agreement and to provide to and in favour of one another certain additional covenants and agreements with respect to the voting of the Seagram Shares presently owned by them and which they may acquire in the future.

                 NOW THEREFORE THIS AGREEMENT WITNESSETH:

1.       The preamble hereto shall form an integral part hereof.

2. For the purposes hereof, capitalized terms shall have the meanings ascribed thereto in the Voting Trust Agreement, unless otherwise herein defined.

3. Each of the parties to this agreement which is a holder of Seagram Shares (or a beneficial interest therein) acknowledges that it is bound by the Voting Trust Agreement and each of the parties to this agreement which is not presently a holder of Seagram Shares (or a beneficial interest therein) acknowledges that upon its acquisition of a beneficial interest in Seagram Shares, it shall execute an agreement undertaking that it will be bound by the Voting Trust Agreement as if it had been an original signatory thereto as a Shareholder, the whole in accordance with the provisions of the Voting Trust Agreement.

4. The parties acknowledge that CRB is the nominee of the CRBT Group to serve as Voting Trustee pursuant to the Voting Trust Agreement and that CRB shall remain as the nominee of the CRBT Group to serve as Voting Trustee pursuant to the Voting Trust Agreement until his resignation, death or incapacity; CRB while he is the nominee of the CRBT Group to serve as Voting Trustee pursuant to the Voting Trust Agreement, and each of his successors thereto, is herein referred to as the "CRBT Voting Trustee".

5. In the event that it shall be determined by the vote or written confirmation of the trustees of the CRBT then in office (or if the CRBT be no longer in existence, by the persons who were trustees of

                                                        Page 52 of 75 Pages

         the CRBT immediately prior to its dissolution) that the CRBT Voting Trustee is incapable of fulfilling his functions, and such determination is confirmed in writing by both of SRB and EJB (except in the event of the death or incapacity of either of them, in which event the confirmation of the other of them shall be required and except in the event of the death or incapacity of both of them, in which event no such confirmation shall be required), then the CRBT Voting Trustee shall be deemed to be incapable and to have resigned as CRBT Voting Trustee.

6. In the event of the death, incapacity, resignation or deemed resignation of the CRBT Voting Trustee, he shall be replaced as CRBT Voting Trustee by such person as shall be approved by the vote of the trustees of the CRBT, of the CRBFT and of the CBFT, the trustees of each such trust voting as a group, and as shall also be approved by each of SRB and EJB (except in the event of their death or incapacity, in which event such approval shall not be required); in the event that the trustees of the CRBT, the CRBT and the CBFT together with SRB and EJB cannot thus determine the person to act as the replacement CRBT Voting Trustee, then the replacement CRBT Voting Trustee shall be such person as shall be determined by the trustees of the CRBT. Whenever reference is made in this section to an approval or determination by the Trustees of the CRBT and the CRBT is no longer in existence, then such approval or determination shall be required by the majority of the persons who were trustees of the CRBT immediately prior to its dissolution.

7. The CRBT Voting Trustee shall possess and be entitled to exercise in his sole and uncontrolled discretion all shareholders' rights of every kind with respect to the Voting Trust Securities directly and/or beneficially owned by the parties to this agreement (save that the CRBT Voting Trustee shall not, as such, be entitled to sell, hypothecate, mortgage, pledge, cede or otherwise transfer the Voting Trust Securities) including the right to vote and to take part in or consent to any corporate or shareholders' action in respect of and as holders of all and any such shares or other securities. In particular, but without restriction, the CRBT Voting Trustee shall in his exclusive discretion determine whether he shall be a Dissenting Voting Trustee as referred to in Sections 9.9 and 9.10 of the Voting Trust Agreement and the parties hereto who are not the CRBT Voting Trustee hereby disclaim any right or authority to exercise any of the rights of dissent granted by Sections 9.9 and 9.10 of the Voting Trust Agreement.

8. This agreement shall terminate (the "Termination Date") on the date which is the fifth anniversary of the date of death of CRB and in the event that the Voting Trust Agreement shall have terminated prior to the Termination Date, the parties hereto shall, on the date of termination of the Voting Trust Agreement, be deemed to have entered into a new voting trust agreement among the parties hereto, which voting trust agreement shall have the term referred to herein, the sole Voting Trustee thereunder shall be the CRBT Voting Trustee and the provisions of Articles 4, 5, 6, 7, 9 (excluding Sections 9.9,
         9.10 and 9.11), 10 and 11, and Sections 8.4, 8.5 and 8.6, of the
         Voting Trust Agreement shall apply to such new voting trust agreement, mutatis mutandis, except to the extent where such provisions are manifestly inapplicable.

                                                        Page 53 of 75 Pages

9. In the event that any of the parties to this agreement shall transfer any Seagram Shares or any beneficial interest therein to any CRBT Permitted Transferee, it shall be a condition precedent to such transfer that such CRBT Permitted Transferee shall execute an agreement, in form and substance satisfactory to legal counsel to the CRBT, undertaking to be bound by the present agreement.

10. Whenever in this agreement the approval of the Trustees of the CRBT, of the CRBFT or of the CBFT is required, such approval shall be deemed to have been given upon the affirmative vote, or the execution of a written instrument to such effect, of a majority of the Trustees of the CRBT, CRBFT or CBFT (as the case may be) then in office.

11. Any notice, request or other instrument which may be or is required to be given under this agreement shall be delivered in person or sent by overnight courier delivery or by telecopier and shall be addressed:

         i)      If to the CRBT, CRBFT, CRB or SRB at:

                 1170 Peel Street
                 8th Floor
                 Montreal, Quebec
                 H3B 4P2

                 Telecopier:  (514) 878-5298

                 with a copy to:

                 Phillips & Vineberg
                 5 Place Ville Marie
                 Suite 1700
                 Montreal, Quebec
                 H3B 2G2

                 Attention:  Robert S. Vineberg

                 Telecopier:  (514) 866-0161

         ii)     If to CBFT or EJB at:

                 Goodman Phillips & Vineberg
                 430 Park Avenue
                 10th Floor
                 New York, NY  10022

                 Attention:  Steven Levin

                 Telecopier:  (212) 308-0132

12. This agreement shall be binding upon and enure to the benefit of the heirs, executors, personal representatives and successors of the parties hereto.

13. The present agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

                                                        Page 54 of 75 Pages

14. The parties hereby acknowledge that it is their express wish that this agreement be drawn in the English language only; les parties reconnaissent que c'est leur volonte expresse que la presente entente soit redigee en langue anglaise seulement.

                 IN WITNESS WHEREOF the parties have executed this agreement as of the date first above stated.

                                       CHARLES ROSNER BRONFMAN TRUST


                                       PER: /s/ Robert S. Vineberg
                                             ------------------------------
                                               Trustee

                                        PER: /s/ Samuel Minzberg
                                             ------------------------------
                                               Trustee

                                        CHARLES ROSNER BRONFMAN FAMILY
                                        TRUST


                                        PER: /s/ Robert S. Vineberg
                                             ------------------------------
                                               Trustee

                                        PER: /s/ Arnold M. Ludwick
                                             ------------------------------
                                               Trustee

                                        CHARLES BRONFMAN FAMILY TRUST


                                        PER: /s/ Lawrence F. Giberti
                                             ------------------------------
                                               Trustee

                                        PER: /s/ Gary J. Gartner
                                             ------------------------------
                                               Trustee


                                        /s/ Charles Rosner Bronfman
                                        -----------------------------------
                                        CHARLES ROSNER BRONFMAN

                                        /s/ Ellen Jane Bronfman
                                       -----------------------------------
                                        ELLEN JANE BRONFMAN

                                        /s/ Stephen Rosner Bronfman
                                        -----------------------------------
                                        STEPHEN ROSNER BRONFMAN

                                                        Page 55 of 75 Pages

                                  EXHIBIT C

                                                        Page 56 of 75 Pages

                       RIGHT OF FIRST REFUSAL AGREEMENT


          MEMORANDUM OF AGREEMENT entered into as of the 17th day of December, 1992.

BY AND BETWEEN:  CHARLES R. BRONFMAN, STEPHEN ROSNER BRONFMAN, SENATOR E. LEO
                 KOLBER, PHYLLIS LAMBERT, SAMUEL MINZBERG, and ROBERT VINEBERG, es qualite, as trustees of the trust established by Deed of Donation dated May 1, 1942 by Samuel Bronfman to Allan Bronfman, Lazarus Phillips, K.C., and Henry Gordon Norman in favour of Charles Rosner Bronfman and his issue;

                 (herein referred to as the "CRBT")

AND:             STEPHEN ROSNER BRONFMAN, ELLEN JANE BRONFMAN, ARNOLD M.
                 LUDWICK and ROBERT S. VINEBERG, es qualite, as trustees of the trust established by Deed of Donation by Stephen Rosner Bronfman to the said Stephen Rosner Bronfman, Ellen Jane Bronfman, Arnold M. Ludwick and Robert S. Vineberg, which deed was executed before Mtre Sheldon Merling, Notary, on February 8, 1988 and registered at Montreal on February 10, 1988 under number 3983977;

                 (herein referred to as the "CRBFT")

AND: GARY GARTNER, LAWRENCE GILBERTI and STEVEN LEVIN, es qualite, as trustees of the trust established by Deed of Donation by Ellen Jane Bronfman to the said Ellen Jane Bronfman, Stephen Rosner Bronfman, Arnold M. Ludwick and Robert S. Vineberg, which deed was executed before Earl Merling, Notary, on June 28, 1988 and registered at the Registry Office for the Registration Division of Montreal under number 4046329;

                 (herein referred to as the "CBFT")

AND: CHARLES ROSNER BRONFMAN, Executive, of the City of Westmount, Province of Quebec

                 (herein referred to as "CRB")

AND:             ELLEN JANE BRONFMAN, Executive, of the City of New York,
                 State of New York

                 (herein referred to as "EJB")

AND: STEPHEN ROSNER BRONFMAN, Executive, of the City of Montreal, Province of Quebec

                 (herein referred to as "SRB")

                 WHEREAS the CRBT and CRB were among the parties to that certain Right of First Refusal Agreement entered into on August 3, 1984 among the Edgar Miles Bronfman Trust, the CRBT, the Aileen Minda Bronfman Trust,

                                                        Page 57 of 75 Pages

the Phyllis Barbara Bronfman Trust and CRB, which Right of First Refusal Agreement governs the rights and obligations of the parties thereto with respect to common shares owned by them of The Seagram Company Ltd. and is herein referred to as the "Right of First Refusal Agreement";

                 WHEREAS pursuant to an agreement dated December 30, 1991, the CRBT transferred to the CBFT Six Million Two Hundred Thousand (6,200,000) Seagram Shares, which Seagram Shares have subsequently been divided on a four-for-one basis:

                 WHEREAS the CRBT proposes to transfer an additional number of Seagram Shares to the CRBFT;

                 WHEREAS the CBFT and the CRBFT are Permitted Transferees of the CRBT pursuant to the Right of First Refusal Agreement;

                 WHEREAS the parties hereto wish to recognize their rights and obligations pursuant to the Right of First Refusal Agreement and to provide to and in favour of one another certain additional covenants and agreements with respect to the Seagram Shares presently owned by them and which they may acquire in the future.

                 NOW THEREFORE THIS AGREEMENT WITNESSETH:

1.       The preamble hereto shall form an integral part hereof.

2. For the purposes hereof, the following terms shall have the following respective meanings:

         a)      "CBFT Group" shall mean CBFT and CBFT Permitted Transferees.

         b)      "CBFT Permitted Transferees" shall mean:

                         i)  EJB and her direct lineal descendants
                             (inclusive of her or their adopted children);

                        ii)  any trust established heretofore or
                             hereafter, all of the beneficiaries of
                             which are among the persons referred to in subparagraph (i) hereof;

                       iii) any company directly or indirectly under the control of any one or more of the persons or trusts referred to in subparagraphs (i) and (ii) hereof;

                        iv) a charitable foundation subject to control of the persons referred to in subparagraph
                             (i) above;

                         v) the legal personal representatives of any of the persons referred to in subparagraph
                             (i) above.

         c) "CBFT Seagram Securities" shall mean (i) the Seagram Shares owned by members of the CBFT Group on the date hereof; (ii)

                                                        Page 58 of 75 Pages

                 all Seagram Securities acquired by members of the CBFT Group pursuant to the exercise of rights under this agreement or under the Right of First Refusal Agreement; (iii) any CBFT Seagram Securities transferred among members of the CBFT Group, and (iv) any additional securities arising from any of the foregoing by way of stock dividends (other than stock dividends payable (a) in respect of shares where the shareholder has the right to receive the dividends in cash or stock at his election, or (b) in respect of shares convertible into another class of shares where the shareholder has the right to receive a dividend in cash), reorganizations, recapitalizations or other securities offering (other than a rights offering) or other similar proceedings.

         d) "CRBT Group" shall mean CRBT and CRBT Permitted Transferees provided that for the purposes of Sections 7 and 8 of this agreement, CBFT and CRBFT shall not form part of the CRBT Group.

         e)      "CRBT Permitted Transferees" shall mean:

                         i)  CRB;

                        ii)  any trust established heretofore or
                             hereafter, all of the beneficiaries of
                             which include CRB and/or his direct lineal descendants;

                       iii) any company directly or indirectly under the control of any one or more of CRB and the trusts referred to in subparagraph (ii) hereof;

                        iv)  a charitable foundation subject to the
                             control of CRB;

                         v)  the legal personal representatives of CRB; and

                             vi)  as to twenty-four million eight hundred
                                  thousand (24,800,000) Seagram Shares, the
                                  CRBFT or any other person or entity within the CRBFT Group.

         f) "CRBT Seagram Securities" shall mean (i) the Seagram Shares owned by members of the CRBT Group on the date hereof; (ii) all Seagram Securities acquired by members of the CRBT Group pursuant to the exercise of rights under this agreement or under the Right of First Refusal Agreement; (iii) any CRBT Seagram Securities transferred among members of the CRBT Group, and (iv) any additional securities arising from any of the foregoing by way of stock dividends (other than stock dividends payable (a) in respect of shares where the shareholder has the right to receive the dividends in cash or stock at his election, or (b) in respect of shares convertible into another class of shares where the

                                                        Page 59 of 75 Pages

                 shareholder has the right to receive a dividend in cash), reorganizations, recapitalizations or other securities offering (other than a rights offering) or other similar proceedings.

         g)      "CRBFT Group" shall mean CRBFT and CRBFT Permitted
                 Transferees.

         h)      "CRBFT Permitted Transferees" shall mean:

                         i)  SRB and his direct lineal descendants
                             (inclusive of his or their adopted children);

                        ii)  any trust established heretofore or
                             hereafter, all of the beneficiaries of
                             which are among the persons referred to in subparagraph (i) hereof;

                       iii) any company directly or indirectly under the control of any one or more of the persons or trusts referred to in subparagraphs (i) and (ii) hereof;

                        iv) a charitable foundation subject to control of the persons referred to in subparagraph
                             (i) above;

                         v) the legal personal representatives of any of the persons referred to in subparagraph
                             (i) above.

         i) "CRBFT Seagram Securities" shall mean (i) the Seagram Shares owned by members of the CRBFT Group on the date hereof; (ii) all Seagram Securities acquired by members of the CRBFT Group pursuant to the exercise of rights under this agreement or under the Right of First Refusal Agreement;
                 (iii) any CRBFT Seagram Securities transferred among members of the CRBFT Group, and (iv) any additional securities arising from any of the foregoing by way of stock dividends (other than stock dividends payable (a) in respect of shares where the shareholder has the right to receive the dividends in cash or stock at his election, or (b) in respect of shares convertible into another class of shares where the shareholder has the right to receive a dividend in cash), reorganizations, recapitalizations or other securities offering (other than a rights offering) or other similar proceedings.

         j) "control" whenever used herein shall mean (i) in the case of a company or corporation, the beneficial ownership of not less than 66.67% of each class of voting shares and every class of common shares and any other securities convertible into voting shares of any company, and (ii) in the case of a charitable foundation (which may include a company or corporation established without pecuniary gain to its members), at least two-thirds of the directors thereof and

                                                        Page 60 of 75 Pages

                 at least two-thirds of the members thereof shall be members of a Group and/or trustees of a trust which constitutes a member of a Group.

         k) "Corporation" shall mean The Seagram Company Ltd. and any successor company thereto.

         l) "Groups" shall mean the CRBT Group, the CBFT Group and the CRBFT Group collectively, and "Group" shall mean any one of the CRBT Group, the CBFT Group and the CRBFT Group.

         m) "Notice Receipt Date" shall mean the date of receipt of a notice transmitted (i) by an Offeror pursuant to Section 7, or (ii) by a Prospective Purchaser pursuant to Section 8 (together with required accompanying documents, if any), and in the event that the notice is received on different dates by the parties entitled thereto, the latest such date.

         n) "Parties" means each of the parties to this agreement and any other party which shall undertake to be bound by this agreement.

         o) "Permitted Transferee" shall mean a CRBT Permitted Transferee, CBFT Permitted Transferee or CRBFT Permitted Transferee with respect to transfers of Seagram Securities by members of the CRBT Group, CBFT Group and CRBFT Group respectively, provided that the Permitted Transferee has executed an agreement, in form and substance satisfactory to legal counsel to each of such Groups, undertaking to be bound by the present agreement and the Right of First Refusal Agreement.

         p) "Right of First Refusal Agreement" has the meaning ascribed thereto in the preamble hereof.

         q) "Seagram Securities" shall mean any and all of the CRBT Seagram Securities, CBFT Seagram Securities and CRBFT Seagram Securities.

         r) "Seagram Shares" shall mean the issued and outstanding common shares in the capital stock of The Seagram Company Ltd. as constituted on the date hereof.

3. Any member or members of any Group (the "Pledgor") shall be entitled to pledge, mortgage, hypothecate or otherwise encumber all or any portion of the Seagram Securities owned by such Pledgor subject to
         (i) compliance with the provisions of the Right of First Refusal Agreement, and (ii) obtaining the approval of the trustees of the CRBT, provided that such approval shall not be required after the date of death of CRB.

4. Any member of any Group shall be entitled to transfer Seagram Securities to a Permitted Transferee of such Group, subject to (i) compliance with the provisions of the Right of First Refusal Agreement, and in particular the provisions of Sections 2(o) and 13 thereof, and (ii) compliance with the provisions of this agreement.

                                                        Page 61 of 75 Pages

5. Each of the parties acknowledges that the right of any Group or member thereof to sell, transfer or otherwise dispose of all or any portion of the Seagram Securities owned by such Group or member thereof is subject to the provisions of the Right of First Refusal Agreement and the provisions of this agreement and no Seagram Securities shall be sold, transferred or otherwise disposed of other than in compliance with such provisions.

6. In the event that any Group or member thereof wishes to sell, transfer or otherwise dispose of all or any portion of the Seagram Securities owned by such Group or member thereof, other than to a Permitted Transferee, such Group or member thereof shall not sell, transfer or otherwise dispose of any of its Seagram Securities without the prior approval of the trustees of the CRBT, provided that such approval shall not be required after the date of the death of CRB.

7. In the event that any Group or member thereof (the "Offeror") wishes to sell, transfer or otherwise dispose of all or any portion of the Seagram Securities owned by it (such securities being hereinafter referred to as the "Offered Securities") other than to a Permitted Transferee, the Offeror in addition to the restrictions set forth in
         Section 6 hereof, shall not sell, transfer or otherwise dispose of any of such Offered Securities other than in compliance with the following provisions:

         a) In the event that the Offeror wishes to sell the Offered Securities other than to members of the public through the facilities of a stock exchange, the Offeror shall furnish to the Groups of which the Offeror is not a member (the "Other Groups") a written copy of an irrevocable, unconditional (other than any conditions which may relate to the rights of first refusal as set forth in the present agreement being waived or not exercised) bona fide offer acceptable to the Offeror from a third party offeror to acquire the Offered Securities expiring not earlier than the 30th day following the Notice Receipt Date and the Offeror shall be deemed to have offered to sell the Offered Securities to the Other Groups at the same price and on the same terms and conditions (herein referred to as the "Offer").

         b) In the event that the Offeror wishes to sell the Offered Securities to members of the public through the facilities of a stock exchange, the Offeror shall send written notice of such intent to the Other Groups and shall be deemed to have offered (herein referred to as the "Offer") to sell the Offered Securities at a price, computed on a class or series basis in the event that the Offered Securities consist of more than one class or series, equal to:

                         i) if during the preceding calendar year, the number of common shares of the Corporation traded on The Montreal Exchange and The Toronto Stock Exchange, on a combined basis, shall have exceeded the number thereof traded on the New York Stock Exchange, the aggregate sale price of the

                                                        Page 62 of 75 Pages

                             class or classes of securities which
                             constitute the Offered Securities sold on The Montreal Exchange and The Toronto Stock Exchange during the four consecutive trading days preceding the Notice Receipt Date (the "Trading Period"), divided by the aggregate number of such securities so sold on The Montreal Exchange and The Toronto Stock Exchange during the Trading Period (and if the Offered Securities comprise more than one class or series, the price shall be calculated separately for each such class or series); or

                        ii) if during the preceding calendar year, the number of common shares of the Corporation traded on the New York Stock Exchange shall have exceeded the number thereof traded on The Montreal Exchange and The Toronto Stock Exchange on a combined basis, the aggregate sales price of the class or classes of securities which constitute the Offered Securities sold during the Trading Period on the New York Stock Exchange divided by the aggregate number of such securities so sold on the New York Stock Exchange during the Trading Period (and if the Offered Securities comprise more than one class or series, the price shall be calculated separately for each such class or series);

                 provided, however, that if the record date in respect of a dividend on the Offered Securities or any of them shall occur to at any time between the first day of the Trading Period and the Closing Date (as hereinafter defined), or if during such period of time there shall be a record date for the payment of interest in respect of Offered Securities (or any of them), then in computing the aggregate sale price of the class or classes of securities which constitute the Offered Securities, an amount equal to the dividend or interest, as the case may be, in respect of the Offered Securities shall be deducted from the sale price in respect of the Offered Securities during that portion of the Trading Period ending on the record date.

         c) The Offeror shall be entitled to specify payment for the Offered Securities in lawful currency (the "Designated Currency") of Canada or of the United States provided, however, that in the event that the Purchase Groups (as hereinafter defined) or any of them shall be legally unable to obtain the Designated Currency specified by the Offeror, then:

                         i) the Designated Currency specified by the Offeror shall be the currency for payment for such of the Offered Securities as are

                                                        Page 63 of 75 Pages

                             to be purchased by the Purchase Groups who are legally able to obtain the Designated Currency specified by the Offeror;

                        ii) the other currency (being the currency of Canada or the United States which is not the Designated Currency specified by the Offeror) shall be the currency for payment for such of the Offered Securities to be purchased by the Purchase Groups who are legally unable to obtain the Designated Currency specified by the Offeror; and

                       iii) the Purchase Groups who are legally unable to obtain the Designated Currency specified by the Offeror and the Offeror may agree that payment shall be made in another currency.

                 In the event that the offering price is determined in accordance with subsection (b) above and the Designated Currency is not the currency in which the offering price is determined in accordance with subsection (b) above, then the offering price shall be converted in to the Designated Currency based upon the average of the noon rates of exchange between U.S. and Canadian currency as announced by the Bank of Canada on each day during the Trading Period.
                 In the event that the offering price is to be determined pursuant to subsection (a) above, and is in a currency other than the Designated Currency, then the offering price shall be converted into the Designated Currency based upon the noon rate of exchange between U.S. and Canadian currency as announced by the Bank of Canada on the business day preceding the Notice Receipt Date.

         d) The Other Groups may, at any time within the thirty (30) days next following the Notice Receipt Date, accept the Offer in proportion to their respective holdings of Seagram Securities (and in the event that there is more than one class or series of Seagram Securities, in the proportion of the votes to elect directors of the Corporation represented by the Seagram Securities held by each of the Other Groups). In the event that one of the Other Groups (the "Declining Group") has declined to accept the Offer and one of the Other Groups (the "Accepting Group") has accepted the Offer, the Accepting Group may in turn purchase the Seagram Securities which would otherwise be available for purchase by the Declining Group within the five (5) days next following the termination of the aforesaid period of thirty
                 (30) days upon the same terms and conditions and at the same price. The Offeror shall be obliged to sell all or such portion of the Offered Securities to the Groups who accept the Offer (the "Purchase Groups") whether or not such Purchase Groups exercise the right pursuant to the preceding sentence to purchase the portion of the Offered Securities originally available to the Group which declines to accept the Offer, provided, however, that in the event that Offeror

                                                        Page 64 of 75 Pages

                 shall wish to sell Offered Securities pursuant to the provisions of subsection (a) above, then unless the Purchase Groups accept the Offer in respect of all of the Offered Securities, the Offeror may elect not to sell any of the Offered Securities to the Other Groups.

         e) The closing of the purchase and sale of the Offered Securities shall take place on such date (the "Closing Date") as may be designated collectively by the Purchase Groups but not later than thirty (30) days following the termination of the offering procedures set forth in subsection (d) hereof. Interest shall accrue on the purchase price from the date when the first acceptance of the Offer was made by an Accepting Group pursuant to subsection (d) hereof until the Closing Date at a rate:

                         i)  equal to the lending rate most recently
                             announced by The Royal Bank of Canada as its prime lending rate for Canadian dollar demand loans to its most creditworthy corporate customers in the event that Canadian currency is the Designated Currency; and

                       ii)  equal to the lending rate most recently
                            announced by Chemical Bank in New York,
                            State of New York as its prime rate in the event that United States currency is the Designated Currency.

                 On the Closing Date, the Offeror shall deliver to the Purchase Groups the Offered Securities purchased in accordance with the provisions of subsection (d) hereof, in endorsed form with signatures guaranteed by a Canadian chartered bank or other bank acceptable to the Purchase Groups, free and clear of any liens, against receipt of a certified cheque or bank draft for the purchase price inclusive of interest.

         f) In the event and to the extent that the Other Groups do not exercise their rights of first refusal pursuant to this
                 Section 7 to purchase the Offered Securities, or in the event that the Offeror shall be entitled to elect and shall elect not to sell the Offered Securities to the Other Groups pursuant to the provisions of the last sentence of subsection
                 (d) above, the Offeror may sell the Offered Securities (or such portion thereof as is not purchased by the Purchase Groups) pursuant to the provisions of Section 6 of the Right of First Refusal Agreement, subject to compliance with the provisions of paragraphs (g) and (h) of this Section 7.

         g) In the event that the Offeror shall elect to sell the Offered Securities pursuant to the provisions of Section 6 of the Right of First Refusal Agreement, it shall so advise the Other Groups by notice in writing and each of the Other Groups, within ten (10) days of receipt of such notice, shall be entitled to elect to sell such number of Seagram

                                                        Page 65 of 75 Pages

                 Securities which is equal to or less than the number of Offered Securities pursuant to the provisions of Section 6 of the Right of First Refusal Agreement and without the necessity of compliance with the provisions of paragraphs
                 (a) through (f) inclusive of this Section 7 and in the event that either or both of such Other Groups shall notify the Offeror that it elects to sell Seagram Securities pursuant to the provisions of this paragraph (g) within ten (10) days of the date of receipt of the notice from the Offeror (the Other Group or Groups which so notify the Offeror being herein referred to as the "Offering Other Groups"), then the Offeror and such Offering Other Groups shall jointly sell their Seagram Securities pursuant to the provisions of Section 6 of the Right of First Refusal Agreement. In the event that the Seagram Securities to be sold by such Groups are not purchased pursuant to the rights of first refusal constituted under the Right of First Refusal Agreement, then the Offeror and such Offering Other Groups shall jointly sell their Seagram Securities to one or more third parties (pursuant to the provisions of Section 6(f)(i) of the Right of First Refusal Agreement) or to members of the public (pursuant to the provisions of Section 6(f)(ii) of the Right of First Refusal Agreement) and in the event that the third party wishing to buy Seagram Securities pursuant to the provisions of paragraph
                 (a) of this Section 7 is unwilling to purchase the aggregate number of Seagram Securities which the Offeror together with the Offering Other Groups wish to sell, then each of the Offeror and the Offering Other Groups shall reduce the number of Seagram Securities to be sold by each of them so that each of them shall sell to such third party an equal number of Seagram Securities, unless they shall otherwise agree.

         h) Notwithstanding the foregoing, in the event that the number of Seagram Securities to be sold pursuant by the Offeror and the Offering Other Groups shall exceed the number of Seagram Securities which may be sold at that time pursuant to the provisions of Section 5(b) of the Right of First Refusal Agreement, then each of the Offeror and the Offering Other Groups shall reduce the number of Seagram Securities which each of them offers to sell pursuant to the provisions of
                 Section 6 of the Right of First Refusal Agreement so that the aggregate number of Seagram Securities to be sold by the Offeror and the Offering Other Groups shall not exceed the number of Seagram Securities which may be sold at such time pursuant to the provisions of Section 5(b) of the Right of First Refusal Agreement and so that the Offeror and each of the Offering Other Groups shall each sell an equal number of Seagram Securities, unless they shall otherwise agree.

8. In the event that any Group (the "Prospective Vendor") wishes to sell all or a portion of the Seagram Securities owned by such Group to another Group (the "Prospective Purchaser"), such sale may not take place without compliance with the following provisions:

         a) The other Group (referred to in this Section 8 as the "Offeree Group") shall be entitled to purchase its pro rata

                                                        Page 66 of 75 Pages

                 portion of the Seagram Securities offered by the Prospective Vendor at the same price and on the same terms and conditions with the provisions of subsections (a), (c),
                 (d), (e) and (f) of Section 7 applying mutatis mutandis; and

         b) the Prospective Purchaser shall advise the Offeree Group of its intention to purchase a specified number of Seagram Securities (the "Number") from the Prospective Vendor at a designated price and shall transmit a copy of the agreement entered into between the Prospective Vendor and the Prospective Purchaser pursuant to which the Prospective Vendor has agreed to sell the Number of Seagram Securities at such price subject to the provisions of this Section 8. Within the thirty (30) days next following the Notice Receipt Date, the Offeree Group may by written notice to the Prospective Vendor and the Prospective Purchaser agree to sell to the Prospective Purchaser at such price, a portion of the Seagram Securities owned by such Offeree Group equal to (or less than) its pro rata portion of the Number, computed on the basis of a fraction, the numerator of which shall be the number of Seagram Securities owned by such Offeree Group and the denominator of which shall be the aggregate number of Seagram Securities then owned by the Prospective Vendor and the Offeree Group (and if there be more than one class or series of Seagram Securities, then the reference in the fraction described above to"Seagram Securities" shall be deemed to be changed to "votes represented by "Seagram Securities"), and the Prospective Purchaser shall purchase the Seagram Securities referred to in such notice from the Offeree Group. In the event that the Offeree Group exercise its foregoing rights to sell Seagram Securities to the Prospective Purchaser, the number of Seagram Securities to be sold by the Prospective Vendor to the Prospective Purchaser shall be reduced by the number of Seagram Securities purchased from the Offeree Group.

9. The term of this agreement shall commence on the date hereof and shall terminate on the later of the date of termination of the Right of First Refusal Agreement and the date of death of CRB provided that notwithstanding any such termination, each of the parties agrees that it will consult with the Other Groups prior to selling any Seagram Securities in order to discuss with such Other Groups whether they also wish to sell Seagram Securities and whether it may be mutually advantageous that such sales be made jointly, rather than separately.

10. The provisions of Sections 11, 12, 13, 14, 15, 16 and 17 of the Right of First Refusal Agreement shall apply hereto, mutatis mutandis.

11. Wherever in this agreement the approval of the trustees of the CRBT is required, such approval shall be deemed to have been given upon the affirmative vote, or the execution of a written instrument to such effect, of a majority of the trustees of the CRBT then in office.

12. Any notice, demand, request or other instrument which may be or is required to be given under this agreement shall be delivered in

                                                        Page 67 of 75 Pages

         person or sent by overnight courier delivery or by telecopier, and shall be addressed:

         a)      If to the CRBT, CRBT Group, CRBFT, the CRBFT Group, CRB or
                 SRB at:

                 1170 Peel Street
                 8th Floor
                 Montreal, Quebec
                 H3B 4P2

                 Telecopier:  (514) 878-5298

                 with a copy to:

                 Phillips & Vineberg
                 5 Place Ville Marie
                 Suite 1700
                 Montreal, Quebec
                 H3B 2G2

                 Attention:  Robert S. Vineberg

         b)      If to CBFT, the CBFT Group or to EJB at:

                 Goodman Phillips & Vineberg
                 430 Park Avenue
                 10th Floor
                 New York, NY 10022

                 Telecopier:  (212) 308-0132

13. The present agreement shall be binding upon and enure to the benefit of the respective heirs, executors, personal representatives and successors of the parties hereto.

14. The present agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

15. The parties hereto confirm that it is their wish that this agreement, as well as all other documents relating hereto, including notices, have been and shall be drawn up in the English language only. Les parties aux presentes confirment leur volonte que ce contrat de meme que tous les documents, y compris tous avis, s'y rattachant, soient rediges en anglais seulement.

                 IN WITNESS WHEREOF, the parties hereto have executed the present agreement at the place and on the date first hereinabove mentioned.

                              CHARLES ROSNER BRONFMAN TRUST


                              PER: /s/ Robert S. Vineberg
                              -----------------------------------
                                   Trustee

                                                        Page 68 of 75 Pages

                              PER: /s/ Samuel Minzberg
                              -----------------------------------
                                   Trustee


                              CHARLES ROSNER BRONFMAN FAMILY
                              TRUST


                              PER: /s/ Robert S. Vineberg
                              -----------------------------------
                                   Trustee


                              PER: /s/ Arnold M. Sudwick
                              -----------------------------------
                                   Trustee


                              CHARLES BRONFMAN FAMILY TRUST


                              PER: /s/ Lawrence G. Giberti
                              -----------------------------------
                              Trustee


                              PER: /s/ Gary J. Gartner
                              -----------------------------------
                                   Trustee


                              /s/ Charles Rosner Bronfman
                              -----------------------------------
                              CHARLES ROSNER BRONFMAN


                              /s/ Ellen Jane Bronfman
                              -----------------------------------
                              ELLEN JANE BRONFMAN



                              /s/ Stephen Rosner Bronfman
                              -----------------------------------
                              STEPHEN ROSNER BRONFMAN

                                                        Page 69 of 75 Pages

                                   EXHIBIT D

                                                        Page 70 of 75 Pages

                            JOINT FILING AGREEMENT

          By this Agreement, the undersigned agree that Amendment No. 10 to the Statement on Schedule 13D being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the common shares without nominal or par value of The Seagram Company Ltd. is being filed on behalf of each of us.

DATED:  March 12, 1997

                              EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement by:  /s/ Harold R. Handler
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to  Powers of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)


                              THE HON. CHARLES R. BRONFMAN, individually, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)



                              PHYLLIS LAMBERT


                              by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)

                                                        Page 71 of 75 Pages

                              SAMUEL BRONFMAN II, individually and as
                              trustee of a certain charitable foundation


                              by:  /s/ Harold R. Handler
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)



                              EDGAR BRONFMAN, JR., individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation by:  /s/ Harold R. Handler
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to  Powers of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)



                              MATTHEW BRONFMAN, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman by:  /s/ Harold R. Handler
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to Powers of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)



                              STEPHEN R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)

                                                        Page 72 of 75 Pages

                              ELLEN J. BRONFMAN HAUPTMAN, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)



                              /s/ Harold R. Handler
                              HAROLD R. HANDLER, as trustee under certain
                              trusts for the benefit of descendants of the
                              late Samuel Bronfman



                              MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman by:  /s/ Harold R. Handler
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney filed herewith)



                              JOHN L. WEINBERG, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman by:  /s/ Harold R. Handler
                                   Harold R. Handler
                                   Attorney-in-Fact (Pursuant to  Powers of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)

                                                        Page 73 of 75 Pages

                              ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)



                              ROBERT S. VINEBERG, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney previously filed with the
                                   Securities and Exchange Commission)

                                                        Page 74 of 75 Pages

                              GARY J. GARTNER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney filed herewith)



                              STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney filed herewith)



                              JEFFREY D. SCHEINE as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney filed herewith)



                              TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney filed herewith)

                                                        Page 75 of 75 Pages

                              BARCLAYS FINANCE CORPORATION OF BARBADOS
                              LIMITED, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney filed herewith)



                              ROYAL BANK OF CANADA (CARIBBEAN) CORPORATION, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman by:  /s/ Michel Boucher
                                   Michel Boucher
                                   Attorney-in-Fact (Pursuant to a Power of
                                   Attorney filed herewith)



                              /s/ Stanley N. Bergman
                              STANLEY N. BERGMAN, as trustee under certain
                              trusts for the benefit of descendants of the
                              late Minda de Gunzburg and as voting trustee
                              under a certain voting trust agreement



                              /s/ Guido Goldman
                              DR. GUIDO GOLDMAN, as trustee under certain
                              trusts for the benefit of descendants of the
                              late Minda de Gunzburg and as voting trustee
                              under a certain voting trust agreement



                              /s/ Leonard M. Nelson
                              LEONARD M. NELSON, as trustee under certain
                              trusts for the benefit of descendants of the
                              late Minda de Gunzburg and as voting trustee
                              under a certain voting trust agreement